Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cotiviti Holdings, Inc.

We consent to the use of our report dated March 21, 2016, with respect to the consolidated balance sheets of Cotiviti Holdings, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, incorporated herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
April 29, 2016